THIS AGREEMENT is made the 17th day of February 2004

BETWEEN:

(1)	Allied Healthcare (UK) Limited, a company registered in England having its registered office at Stone Business Park, Brooms Road, Stone, Staffs, ST15 0TL ("Allied"); and

(2)	Atos KPMG Consulting Limited, a company registered in England under Company no. 04312380 whose registered office is at 45 Pall Mall, Times Place London, SW1Y 5JG ("AKC").

BACKGROUND:

(A)	AKC provides, licenses and installs fully operational integrated business systems solutions, including the provision of consultancy and other services and of certain hardware, software programs and peripherals.

(B)	Allied wishes to implement its chosen business system solution and wishes AKC to supply and implement the integrated business solution on the terms and conditions set out herein.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise, the following expressions shall have the following meanings:

Acceptance Tests	means the tests designed to check that the System complies with the Specification;
Acceptance Test Criteria	means the basis upon which the detailed Acceptance Tests will be designed to check that the System complies with the Specification (developed in accordance with the processes described in Schedule A) and the criteria in respect of the Deliverables as described in Schedule H;
Affiliate	means at any time (i) any holding company or subsidiary company of a Party or any company which is a subsidiary company of the holding company of a Party or (ii) any company or entity (which shall include a partnership or unincorporated body) directly or indirectly controlled by, controlling or under common control with, a Party or any Affiliate of a Party. The expressions "holding company" and "subsidiary" shall have the meanings respectively ascribed thereto by Section 736 of the Companies Act 1985 and the expression "control" shall mean the ability to exercise or control at least fifty (50) per cent of the voting rights (whether in respect of board or member voting) in the relevant company or entity or, by rights, contracts or other means, the ability to exercise decisive influence on the company or entity, whether by ownership or the right to use all or part of the assets of the company or entity or rights in respect of the composition, voting or decisions of the company or entity or otherwise; and "Allied's United Kingdom Affiliates" shall mean the companies listed below:

• Allied Healthcare Holdings Limited
•  Medic-One Group Limited
•  Balfor Medical Limited
•  Crystalglen Limited
•  Nightingale Nursing Bureau Limited
•  Staffing Enterprise Limited
•  Staffing Enterprise (PSV) Limited
•  Allied Healthcare (UK) Limited
•  Allied Oxycare Limited
• Medigas Limited
Agreement	means this agreement including its Clauses and Schedules, as amended in accordance with Clause 25;
AKC Persons	means each and all of AKC's directors, employees, contractors and agents, as the case may be and "AKC Person" shall mean any one of them;
Allied Default	means any breach by Allied of the terms of this Agreement, any act of negligence of Allied, any failure by Allied to carry out the Allied Dependencies or any misrepresentation by Allied to AKC, except any delay or failure resulting from circumstances beyond the reasonable control of Allied;
Allied Dependencies	has the meaning given in Clause 4.1;
Allied Location	means the Allied CRP and Head Office Location set out at Schedule C;
Business Day	means any day that is not a Saturday, Sunday or bank holiday in England;
Charges	means the amounts payable by Allied to AKC for the Services, as set out in Schedule G;
Confidential Information	means, in relation to a Disclosing Party, any and all data and information, in written, oral or other form and whether or not marked as confidential, relating to the business or management of the Disclosing Party or its Affiliates, personnel or customers, and including the trade secrets, drawings, specifications, designs and technology and business plans and accounting records of the Disclosing Party. The terms of this Agreement shall be treated as the Confidential Information of each Party. However, Confidential Information shall not include any data or information which:

(i)	is in the public domain; or
(ii)	comes into the public domain through no fault of the Receiving Party and through means other than by disclosure by the Receiving Party or any person to whom the Receiving Party has disclosed the information; or

(iii)	is received by the Receiving Party from a third party who was not under an obligation of confidence regarding the information; or
(iv)	was already in the possession of the Receiving Party before it was disclosed to the Receiving Party by the Disclosing Party and the Receiving Party can demonstrate that possession by documentary evidence to the Disclosing Party's reasonable satisfaction;
(v)	is disclosed with the prior written consent of the Disclosing Party; or
(vii)	was independently developed by the Receiving Party without the use of Confidential Information and the Receiving Party can demonstrate that independent development by documentary evidence to the Disclosing Party's reasonable satisfaction;

Consultant Materials	means AKC's know-how, methods of work, working papers, methodologies, processes, tools, techniques, skills, experience, expertise and any associated or related information maintained by AKC in any form (whether oral, written, visual, electronic, in object code or source code or other) existing at the date of this Agreement or developed by AKC, other than as a Deliverable, including those arising solely out of and in the course of the work carried out by AKC or its subcontractors as part of the Services, except where tailored for or developed in conjunction with Allied;
Custom Software	means any software or computer programs, data or code and any accompanying documentation created by AKC for Allied as a Deliverable and described in the Custom Software Specification in Schedule E, but excluding any Consultant Materials;
Deliverable	means an item of work which is to be delivered by AKC to Allied as part of the Services. A list of agreed Deliverables as at the date of this Agreement is set out in Schedule H;
Disclosing Party	has the meaning given in Clause 21.1;
Documentation	means the documents, reports, technical or user manuals and guides with respect to the operation, use and functions of the System and other material as referred to in Schedule B hereto, as revised and updated from time to time, and any additional documentation with respect to any Updates;
Equipment	means the hardware and peripherals (including any operating systems or software incorporated in the hardware or peripherals (but excluding the Custom Software and the Software)) set out at Schedule B which are to be provided by AKC under the terms of this Agreement, but excluding consumables, such as disk packs and printing cartridges;

Facilities	means the office area power supplies, communications facilities, equipment, platforms, networks, systems and other facilities which it will be necessary for Allied to provide and maintain at the Allied Location for the installation and operation of the Equipment and System as set out at Schedule C;
Final Acceptance	means the final acceptance of the System as described in Clause 7.4;
Implementation Plan	means the timetable for the implementation of the System set out in Schedule F;
Intellectual Property Rights	means copyrights, database rights, registered designs, patents, trade marks, service marks, design rights (whether registered or unregistered), semiconductor topography rights, applications for any of the above, trade secrets, rights of confidence and all other similar rights recognised in any part of the world;
Minor Defect	means any error which does not interfere with the effective use of the System or Deliverables or which is cosmetic in nature including minor reporting and screen errors or minor deviations from the expected operation of the Deliverables (including the System);
Non-Conformity	means a failure of part or all of the System to conform in any material respect with the Specification;
Normal Working Hours	means the period between the hours of 09:00 and 17:00 UK time on Business Days;
Oracle	means Oracle Corporation UK Limited;
Party	means, as the context requires, either AKC or Allied and "Parties" means both of them;
Product Description	means the technical functional specifications for the performance and operation of the Equipment (including any operational systems or software incorporated therein) or Software, published by the relevant licensor or manufacturer of each such component;
Receiving Party	has the meaning given in Clause 21.1;
Sales Tax	means any sales, purchase or turnover tax as may be applicable in any relevant jurisdiction, including, without limitation, value added tax chargeable under or pursuant to the Value Added Tax Act 1994 or the EC Sixth Directive (77/388/EEC);
Services	means the general consultancy, computer systems analysis, design, implementation, configuration, training, project management and other services to be provided by AKC in accordance with this Agreement;
Software	means the applications and computer programs or interfaces to be licensed to Allied from third parties and listed in Table B1 in Schedule B;

Specification	means the specification for the performance and operation of the System as set out in Schedule E, as modified by agreement of the Parties in accordance with the process set out in Clause 14;
System	means the combination of Software, Custom Software, and Equipment, and the Consultant Materials to the extent that they are incorporated into any of the foregoing;
Updates	means any improvements, subsequent releases, or iterations of the Software which are made generally available to licensees or users by the relevant software licensor; and
Warranty Period	has the meaning given in Clause 8.4.

1.2	The headings in this Agreement are for reference purposes only and shall not affect the meaning or construction of the clauses to which they relate.

1.3	Words expressed in the singular include the plural and vice-versa and words of one gender include all genders.

1.4	Unless the context otherwise requires, references in this Agreement to a statute or statutory provision shall include a reference to that statute or statutory provision as from time to time amended, modified, extended, re-enacted or consolidated and all statutory instruments or orders made pursuant to it.

1.5	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.6	Any phrase in this Agreement introduced by the term "include", "including", "in particular" or any similar expression shall be construed as illustrating and not limiting the sense of the words preceding that term.

1.7	If there is any conflict between the provisions of this Agreement (excluding the Schedules) and the Schedules, the provisions of this Agreement (excluding the Schedules) shall take precedence over the Schedules.

1.8	The terms and conditions set out in the letter between the Parties dated 27 November 2002 and any subsequent variation or modification thereto shall in all respects be superseded by this Agreement.

2.	COMMENCEMENT AND TERM

2.1	This Agreement shall take effect on the date this Agreement has been signed by both Parties and shall continue until terminated by either Party under Clause 19. The provision of Services by AKC shall commence on the date specified in the Implementation Plan.

3.	SYSTEM PROVISION

3.1	AKC shall at all times in accordance with the terms and conditions of this Agreement, effect delivery and installation of the System conforming to the Specification and provide such other Services as are specified in Schedule A, Schedule B and Schedule E in accordance with the Implementation Plan, or otherwise on the reasonable direction of Allied.

3.2	AKC shall not replace the AKC Persons named in Schedule A, except where this is unavoidable as a result of circumstances beyond AKC's reasonable control (including illness and resignation), without Allied's prior consent, such consent not to be unreasonably withheld or delayed.

3.3	AKC shall provide the Deliverables in accordance with the Implementation Plan. AKC shall notify Allied in writing as soon as practicable after AKC becomes aware that it is likely not to meet any such date, giving reasons for the delay. AKC shall take all steps necessary to minimise the impact of the delay on the Implementation Plan, including using additional resource to make up time in respect of later Deliverables. Unless such delay is as a result of an Allied Default, the cost of any such additional resource shall be at AKC's expense.

4.	ALLIED DEPENDENCIES, ALLIED LOCATION AND FACILITIES

4.1	Allied acknowledges that in order to enable AKC to perform AKC's obligations under this Agreement, Allied must:

4.1.1	carry out the tasks allocated to Allied in Schedule A, Schedule D and Schedule E in accordance with the Implementation Plan;

4.1.2	provide AKC with information (including by providing access to appropriate personnel) which AKC may reasonably require from time to time;

4.1.3	co-operate and procure that relevant employees, agents and sub-contractors co-operate and comply with the reasonable instructions of AKC to enable AKC to proceed uninterruptedly with the performance of this Agreement;

4.1.4	use its reasonable endeavours to ensure that all information which it provides to AKC is complete and accurate. AKC shall not be liable for any errors in the accuracy or completeness of any information required to be provided by Allied;

4.1.5	provide the Facilities at the Allied Location. Allied shall use reasonable endeavours to ensure that at all times the Facilities remain appropriate and sufficient for the proper operation of the System, the Equipment, the Custom Software and the Software, in accordance with information provided to Allied by AKC in respect of the Custom Software and the Software;

4.1.6	afford to the authorised personnel of AKC or its agents or sub-contractors access to the Allied Location and on reasonable notice provide adequate free working space AKC may reasonably require for the performance of this Agreement, together the "Allied Dependencies". Subject always to Clause 4.6 Allied shall not be in breach of this Agreement or have any liability to AKC for any failure to perform the Allied Dependencies.

4.2	Allied shall advise AKC of all rules, regulations, policies and procedures in place at the Allied Location relating to health, safety or security and AKC shall ensure compliance by its employees, agents or sub-contractor with all such rules, regulations, policies or procedures.

4.3	AKC shall not carry out or be responsible for the provision or installation of any hardware or peripherals (other than the Equipment) at the Allied Location, which work shall be undertaken by Allied at its own expense where necessary. AKC shall not carry out or be responsible for the removal of doors, widening of entrances or any other structural work of any description for the purpose of moving the Equipment to or installing it at the Allied Location, which work shall be undertaken by Allied at its own expense where necessary.

4.4	If in the reasonable opinion of AKC or Allied it is necessary to remove or otherwise disconnect any of Allied's existing equipment at the Allied Location in order to carry out the installation of the System, then Allied shall permit, and obtain all necessary consents for, such removal and/or disconnection and shall give AKC all necessary assistance to enable such work to be carried out.

4.5	For the avoidance of doubt, Allied is responsible for establishing back-up procedures to protect and recover its data, the Software and the Custom Software. AKC has no responsibility in this regard or liability in the event that Allied's data, the Software and/or the Custom Software are deleted or altered through the installation or operation of the System unless caused by AKC. In the event that Allied's data, the Software and/or the

Custom Software are deleted or altered through the installation or operation of the System, Allied will use its backup procedures to restore its data, the Software and/or the Custom Software. Such backup procedures shall include maintaining backups on at least a daily basis.

4.6	If AKC is prevented or delayed from performing its obligations under this Agreement by reason of any Allied Default then AKC shall as soon as reasonably practical notify Allied of the relevant Allied Default and Allied shall:

4.6.1	use reasonable endeavours to remedy the Allied Default as soon as practicable, to the extent such default is remediable; or

4.6.2	if Allied is unable to remedy the Allied Default promptly it shall notify AKC as soon as practicable and:

(i)	AKC shall prepare a revised timetable (including an Implementation Plan if appropriate) to take into account the impact of the Allied Default but which minimises as far as practically possible the prevention of or delay in performance of AKC's obligations; and

(ii)	Allied shall grant to AKC an extension of time for the performance of its obligations to take into account the delay, provided that such extension shall not exceed the period of the delay;. and(iii)if the delay persists for more than 10 Business Days, AKC shall calculate the reasonable costs sustained thereafter in respect of the AKC Persons prevented or delayed in performing the Services. Unless otherwise agreed such costs shall be calculated on a time and materials basis by applying the composite rate specified in paragraph 3.1 of Schedule G to the number of Business Days that AKC Persons are prevented or delayed in performing the Services. AKC shall not incur any avoidable costs and shall take such action as is reasonably necessary to mitigate any costs (including where practical, redeploying such AKC Persons). Allied shall pay such costs to AKC within 30 days of receiving an invoice detailing the period of prevention or delay and the calculation of the costs.

5.	TITLE TO AND RISK IN THE EQUIPMENT

5.1	The legal and beneficial ownership of the Equipment (and any operating systems incorporated in any Equipment) shall pass to Allied on delivery of the relevant Equipment to the Allied Location.

5.2	Risk in the Equipment shall pass to Allied on Acceptance of the Equipment at the Allied Location and accordingly Allied shall be responsible for insuring the Equipment against all normal risks with effect from the time risk passes.

5.3	Risk in the media on which the Software or Custom Software is recorded shall pass to Allied on delivery to the extent only that Allied takes possession of such media on delivery.

6.	INTELLECTUAL PROPERTY RIGHTS AND THIRD PARTY SOFTWARE LICENCES

6.1	All details, documents and other business information (including Confidential Information) made available by Allied or its Affiliates to AKC during the term of this Agreement shall remain the property of Allied or its Affiliates.

6.2	Subject to Clause 6.3, ownership of copyright, database rights and all other Intellectual Property Rights in each Deliverable (including the Custom Software) shall vest in Allied on its creation subject to the terms and conditions in this Clause 6. In order to give effect to a transfer or assignment of the Intellectual Property Rights in the Deliverable that Allied may reasonably require, AKC shall execute, and shall procure that its employees and sub-contractors execute, any reasonable documentation supplied by Allied at Allied's cost.

6.3	Allied shall not require AKC and AKC shall not be obliged to transfer or assign: (i)

copyright in any part of a Deliverable that may be owned by a party other than AKC, its Affiliates, and its and their employees and sub-contractors (including consultants) ("Third Party Materials"); (ii) copyright in Consultant Materials, all Intellectual Property Rights therein remaining vested in AKC.

6.4	AKC will procure on behalf of Allied:

6.4.1	the grant of a licence for the Oracle Software modules specified in paragraph 1 of Schedule B on the terms set out in Schedule J including, for the avoidance of doubt, a perpetual right of use in the United Kingdom and Ireland only for both Allied and Allied's United Kingdom Affiliates; (which terms shall take precedence in the event of conflict over the terms of this Agreement) ('Licence'). Allied hereby gives AKC its express consent that it accepts such terms included in the Licence and that the applicable order to the relevant supplier is subject to and incorporates the terms and conditions of the Licence. Allied hereby accepts and agrees that the Licence is an individual licence directly between the relevant supplier and Allied and that the You' and Your' referred to in the Licence refers to Allied; and

6.4.2	the grant of a licence to use any Intellectual Property Rights required in order to use any Equipment supplied by AKC under this Agreement (including Intellectual Property Rights relating to any operating systems incorporated in such Equipment) on the standard terms of the third party supplier of such Equipment.

6.5	AKC shall ensure that it has obtained all licences it requires in respect of any other third party Intellectual Property Rights necessary for AKC to carry out the Services. Performance by AKC of its obligations hereunder is conditional on Allied at all times complying with all terms of all the Licence and licences granted in Clause 6.4.

6.6	To the extent that the matters excluded in Clause 6.3 above are incorporated in or required in connection with a Deliverable, and are not covered by the licences procured under Clause 6.4, AKC shall grant or procure the grant to Allied of a worldwide, perpetual, irrevocable, royalty free licence to use and sub-license use of the same for Allied's Normal Business Use, and the Normal Business Use of Allied's Affiliates, and AKC will take all necessary steps to give effect to this Clause. 'Normal Business Use' for the purposes of this Clause 6 shall mean the right to develop, modify and maintain the Deliverables and to grant any agent or sub-contractor a sub-licence to use the Deliverables solely to provide services (including systems integration, maintenance, outsourcing, disaster recovery or other support services) to Allied or its Affiliates in respect of the Deliverables, such sub-licence to terminate on termination of such services. Normal Business Use will not include any arrangement that enables a third party to use Consultant Materials for any purpose other than to provide such services.

6.7	For the purposes of delivering Services to Allied or other clients, AKC and other AKC Persons shall be entitled to use or develop knowledge, experience and skills of general application gained through performing the Services. Allied hereby grants a perpetual, non-exclusive licence to copy and use the Deliverables for archiving, and inclusion within AKC's internal knowledge management repositories, and for the purposes of training AKC's internal staff. AKC accepts and agrees that it shall not be entitled to disclose, sell, license or dispose of any Deliverable to any third party, or use the Deliverable to provide services to any third party, without Allied's prior written consent. Nothing in this Clause limits AKC's obligations in respect of Confidential Information under Clause 21.

6.8	Notwithstanding Clause 6.6, in the event that Allied (i) does not make full payment of undisputed Charges in accordance with Clause 18; or (ii) is in material breach of the licence conditions set out in Clause 6.6, then AKC may at its discretion terminate Allied's licence to use Consultant Materials and the Third Party Materials.

6.9	AKC shall provide Allied with source code for the Custom Software as part of the Deliverables. AKC shall, within 30 days of a written request, provide Allied with a copy of Oracle's Escrow Order Agreement to enable Allied to determine whether Allied wishes to enter into a direct escrow agreement with Oracle 's escrow agent.

7.	ACCEPTANCE

7.1	AKC shall, where viable, conduct internal tests prior to delivery of any element of the System to ensure that such element performs in all material respects in accordance with the Specification, and shall provide Allied with the test results and advise Allied that the element of the System is ready for Acceptance Testing.

7.2	The Acceptance Tests shall be conducted in accordance with Schedule A. Unless otherwise agreed each Acceptance Test shall be carried out over a mutually agreed period of five (5) consecutive Business Days within fifteen (15) days of the date of AKC's relevant notice of part or all of the System's readiness for Acceptance Tests.

7.3	Subject to Clause 7.5, Allied shall give written notice of acceptance of each part of the System to AKC upon satisfactory completion of the relevant Acceptance Tests if no Non-Conformity (which is capable of being reproduced or of which there is other evidence) has been found during such tests.

7.4	Subject to Clause 7.5, Allied shall give written notice of full and final acceptance ('Final Acceptance') to AKC of the whole System upon satisfactory completion of the final Acceptance Tests of the whole System ('Final Acceptance Tests') if no Non-Conformity (which is capable of being reproduced or of which there is other evidence) has been found during such tests. Final Acceptance shall be without prejudice to Allied's rights and remedies in respect of any breach of this Agreement by AKC. In addition, acceptance of any part of the System which is tested in advance of the remainder shall be without prejudice to Allied's right to submit such part to a further test when the whole System is available for Final Acceptance Testing and to reject the whole (including the part already tested) if it fails to achieve Final Acceptance.

7.5	Acceptance in respect of any Deliverable and Final Acceptance shall only occur when Allied is satisfied that the relevant Acceptance Tests have been met and has signed and issued to AKC an acceptance certificate in a form agreed between the parties. Notwithstanding the foregoing, Acceptance and Final Acceptance shall be deemed to have occurred if AKC has not received notification of any Non-Conformity within fourteen (14) days of completion of all relevant Acceptance Tests.

7.6	Upon notification by Allied of a Non-Conformity identified during Acceptance Tests AKC shall as soon as reasonably practical and within five (5) Business Days (unless a longer period is reasonably required, in which case within a period agreed at the time of notification) correct the Non-Conformity. Allied and AKC shall then have an additional fifteen (15) Business Days from the date of AKC's notice of readiness for re-testing to conduct Acceptance Tests of that part of the System subject to the Non-Conformity in accordance with Clauses 7.2 to 7.4 above. The Acceptance Test agreed period shall not be suspended or extended or acceptance withheld unless the Non-Conformity prevents effective completion of the Acceptance Tests.

7.7	In the event of a second occurrence of the same Non-Conformity AKC shall work diligently to remedy the Non-Conformity within five (5) Business Days (unless a longer period is reasonably required, in which case within a period agreed at the time of notification of the second occurrence) and when such Non-Conformity is corrected Allied and AKC shall re-test the relevant part of the System in accordance with the procedure set out at Clauses 7.2 to 7.4 above.

7.8	If AKC is unable to remedy the Non-Conformity in Clause 7.6 or the unaccepted parts of the System demonstrate the same Non-Conformity during a third test then Allied shall have the option to:

7.8.1	in the event that both parties believe a reasonable resolution to the Non-Conformity can be achieved by AKC within a reasonable timeframe acceptable to Allied, then Allied may require AKC to supply such additional services to rectify the Non-Conformity as may be necessary to enable the Acceptance Tests to be completed successfully; or

7.8.2	agree with AKC a process to determine the cause of the Non-Conformity and make appropriate recommendations for its resolution. In the event that the Parties are unable to agree such a process within seven (7) days then Allied may refer the Non-Conformity to an independent expert agreed by the Parties or, if no such agreement is reached within 7 days of Allied's election to make such reference, appointed by the then current President of the British Computer Society, and such expert shall, acting as expert and not as arbitrator, determine the cause of the Non-Conformity and make such recommendations as he may deem appropriate for its resolution. Costs of such reference shall be borne by AKC. Allied and AKC shall give proper consideration to such recommendations. If, taking into consideration the recommendations of the expert, AKC believes a reasonable resolution to the Non-Conformity can be achieved by AKC, AKC may implement such resolution within a reasonable time of receiving such recommendations; or

7.8.3	in the event that both Parties do not believe a reasonable resolution to the Non-Conformity can be achieved by AKC within a reasonable timeframe acceptable to Allied, then Allied may accept the whole or any part of the System as it shall decide subject to such abatement of Charges agreed between the Parties as may be reasonable in the circumstances and without warranty in respect of such Non-Conformity; or

7.8.4	if none of Clauses 7.8.1 to 7.8.3 applies then Allied may terminate this Agreement in which event Allied may require AKC to either:

7.8.4.1	refund to Allied any part of the Charges which may have been paid to AKC in respect of this Agreement for the Custom Software Documentation and any other Deliverables (other than the Equipment and the Software) and Allied shall return to AKC at AKC's request the Custom Software Documentation and any other Deliverables (other than the Equipment and the Software) which may have been provided by AKC at the date of such termination; or

7.8.4.2	refund to Allied all of the Charges which may have been paid to AKC in respect of this Agreement for the Equipment, Software, Custom Software, Documentation and any other Deliverables and Allied shall return to AKC at AKC's request the Equipment, Software, Custom Software Documentation and any other Deliverables which may have been provided by AKC at the date of such termination.

7.9	Notwithstanding the provisions of Clauses 7.1 to 7.8 Allied shall not (i) unreasonably withhold Acceptance during the second or third Acceptance Tests or (ii) unreasonably withhold Final Acceptance during Final Acceptance Tests, where any Non-Conformity is a Minor Defect. If any Minor Defects are outstanding at the time of Final Acceptance, AKC shall, at Allied's request, remedy such defect free of charge.

7.10	In the event that Allied places the System or any part thereof in live operation or production or otherwise uses the System for any purpose except Acceptance Testing or training before Final Acceptance has occurred then it does so at its own risk until such time as any Non-Conformity has been remedied by AKC. To the extent that any Non-Conformity exists in such System or part thereof the Parties shall continue to comply with their respective obligations set out in this Clause 7 in respect of the Non-Conformity except that (i) Allied shall not be entitled to the remedy set out in Clause 7.8.4; and (ii) the warranty provided under Clause 8.4 shall commence from the date that Allied places the System or part thereof in live operation or production or otherwise uses the System for any purpose except Acceptance Testing or training and not the date of Final Acceptance.

7.11	In the event that a Non-Conformity arises out of (i) the inaccuracy or incompleteness of any information supplied by Allied, or (ii) the Software or Equipment fails to perform substantially in accordance with the Product Description provided by the relevant manufacturer of the Software or Equipment, then AKC shall not be liable for any such Non-Conformity and Allied shall promptly pay to AKC the Charges which would otherwise be due. At Allied's request AKC shall prepare a Proposal in accordance with the change control procedures in Clause 14 to correct any such Non-Conformity which may include a work around or a change to the Specification.

7.12	Upon Final Acceptance Allied shall pay to AKC the relevant Charges in accordance with Clause 18.3 of this Agreement.

7.13	All AKC services in correcting any Non-Conformity after initial Acceptance Testing of each relevant part of the Services but prior to Final Acceptance by Allied of such part shall be provided free of charge, provided however that AKC shall not be obligated to provide services free of charge that arise from, among other things, any change in the Specification or Product Description requested by Allied that has not been agreed through the Change Control process set out in Clause 14.

8.	WARRANTIES AND UNDERTAKINGS

8.1	AKC warrants and undertakes that the Services and its obligations under this Agreement shall be performed:

8.1.1	in a professional manner with reasonable skill and care and in accordance with the Implementation Plan;

8.1.2	by appropriately skilled and qualified persons who have the necessary expertise to perform AKC's obligations under this Agreement; and

8.1.3	in compliance with the governing laws set out in Clause 31.

8.2	AKC warrants and undertakes that:

8.2.1	prior to Acceptance Testing it shall conduct a virus check of the Software, and the Custom Software using commercially available virus checking software;

8.2.2	the Custom Software shall be free from material errors, defects and faults;

8.2.3	the System shall comply in all material respects with the Specification; and

8.2.4	the Documentation shall be of a sufficient standard to enable trained Allied staff to use and develop the System.

8.3	AKC warrants that it has the authority and power to perform its obligations under this Agreement and that it will have the authority to grant the rights granted to Allied and its Affiliates under this Agreement at the date of any such grant.

8.4	Except as otherwise agreed by Allied in the context of Clause 7.8.3 and subject to Clause 8.5 AKC warrants that, for a period of one hundred and twenty (120) days from Final Acceptance (the "Warranty Period"), the System shall perform in all material respects in accordance with the Specification and any Change Requests. Except in the event that AKC is unable to correct the error giving rise to the breach of this warranty within a time period reasonably acceptable to Allied, Allied's sole remedy for breach of this warranty shall be the correction by AKC, at AKC's cost, of the error giving rise to such breach. This warranty shall not apply to the extent that Allied modifies the System or the Custom Software or the Software except in the event that such modification is made with AKC's prior written consent.

8.5	In the event that AKC procures on behalf of Allied the grant of a licence for Software in accordance with the provisions of Clause 6.4, AKC gives no representation or warranty to the fullest extent permitted by law that any such Software will perform in accordance with the Product Description provided by the licensor of such Software. Allied agrees that its sole warranties and remedies in respect of the failure of such Software to perform in accordance with the Product Description are provided by the third party licensor of such Software, except where such failure has been caused as a result of any act or omission of AKC.

8.6	AKC shall remain liable to Allied for all statements, representations and recommendations made to Allied in the "Review of Business Systems Selection for Allied Healthcare: Final Report - 26 June 2003", a copy of which is attached to this Agreement as Annex 1. AKC acknowledges that in entering into this Agreement Allied has relied on that report.

8.7	The Parties shall conduct regular virus checks of their own respective electronic mail systems using commercially available virus checking software. In the event either Party detects a virus which could affect the other Party it shall notify the other Party as soon as reasonably practical and take all reasonable steps to prevent the virus being transmitted by electronic mail to the other Party.

8.8	Notwithstanding the warranties contained in this Clause 8 AKC shall not be responsible for any breach of warranty by reason or to the extent that such breach of warranty arises as a result of any Allied Default or the inaccuracy or incompleteness or incompatibility or otherwise of any information supplied by Allied.

8.9	AKC makes no representation and gives no warranty that the System shall be error free or operate in an uninterrupted manner.

8.10	Each Party warrants to the other that:

8.10.1	it has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement; and

8.10.2	this Agreement is executed by its duly authorised representative.

8.11	Allied warrants and undertakes that:

8.11.1	it is not aware of any matters within its reasonable control which may or will adversely affect its ability to perform its obligations in accordance with this Agreement; and

8.11.2	it will ensure that it remains entitled during the term of this Agreement to install and use the Software and any other software provided by Allied.

8.12	To the fullest extent permitted by law, the warranties set out in this Clause 8 are in lieu of all other warranties, express, implied or statutory including but not limited to any such representation or warranty that may be implied or otherwise given during any course of dealing or trade and any implied warranties of quality or fitness for a particular purpose.

9.	INTELLECTUAL PROPERTY RIGHT INDEMNITY

9.1	AKC will defend at its own expense any claim or suit (a "Claim") brought or threatened against Allied or any of its Affiliates to the extent such Claim alleges that possession or use by Allied or its Affiliates in accordance with the terms of this Agreement of any item provided or licensed by AKC to Allied under this Agreement (including without limitation the Custom Software, the Deliverables and the Consultant Materials, but excluding the Software) (the "Product") infringes the Intellectual Property Rights of any third party, and will indemnify and pay all losses, and damages incurred by Allied and its Affiliates on account of such Claim together with all reasonable costs and expenses (including reasonable legal fees) incurred by Allied and its Affiliates as a direct result thereof, provided that AKC is given (i) prompt written notice of the Claim; (ii) all reasonable information and assistance which it may require to defend the Claim; (iii) sole control of the defence of the Claim and of all negotiations for its settlement or compromise; and provided that the alleged infringement does not result from any alterations, modifications or enhancements carried out by Allied or its Affiliates or on its/their behalf by a third party or the use of the Product in a manner of which AKC has not given prior, written approval or in conjunction with other software or equipment or facilities (including telecommunications systems) other than the Facilities and provided that Allied does not incur any avoidable costs and expenses without the prior written consent of AKC.

9.2	If, in AKC's opinion, the Product is or is likely to become the subject of a Claim, or if the Services are found to be infringing by a court of competent jurisdiction, AKC will, at AKC's option, either:

9.2.1	procure for Allied the right to continue using or sublicensing such Product, or

9.2.2	replace or modify such part of the Product without significantly affecting the functionality or performance so that it becomes non-infringing and Allied shall make no further use of the Product or any copies thereof in unmodified form, or

9.2.3	if neither of the foregoing alternatives is commercially reasonable, AKC shall use all reasonable endeavours to recommend a replacement or modification which changes the functionality or performance so that the Product becomes non-infringing and which is commercially reasonable for Allied. If Allied accepts such a recommendation AKC shall replace or modify such part of the Product by changing the functionality or performance so that it becomes non-infringing and Allied shall make no further use of the Product or any copies thereof in unmodified form. If Allied does not accept such a recommendation AKC shall refund to Allied any monies paid in respect of the relevant part of the Product together with any monies paid in respect of other parts of the Product which are rendered useless as a result of the infringing Product (in the case of Equipment, subject to straight line depreciation over a five-year period).

9.3	AKC will not defend or indemnify Allied against damages and costs and expenses in respect of any Claim which arises from Allied's continued use of an unmodified Product which infringes any third party Intellectual Property Rights where AKC has replaced or modified such part of the Product so that it becomes non-infringing.

9.4	AKC shall not be liable to Allied under this Clause 9 or otherwise for any loss or damage suffered by Allied arising from fraud, misrepresentation, withholding of information material to the Services or other default relating to such material information on Allied's part.

9.5	The foregoing states the entire obligations of AKC with respect to infringement of Intellectual Property Rights of third parties.

10.	LIMITS OF LIABILITY

10.1	Nothing in this Agreement shall serve to limit either Party's liability in respect of:

10.1.1	death or personal injury caused by or arising from that Party's negligence; or

10.1.2	fraud; or

10.1.3	any fraudulent pre-contractual misrepresentations made by AKC on which Allied can be shown to have relied.

10.2	Neither Party shall in any event be liable to the other whether in contract, tort (including negligence) or for breach of statutory duty or in any way whatsoever for loss of profit or of business, loss of opportunity, loss of anticipated savings or for any indirect or consequential losses whatsoever including arising out of the use or inability to use the System even if such damages or losses were reasonably foreseeable or if AKC has been advised of the possibility of such damages or losses, except in respect of the following categories of losses if incurred by Allied (including as a result of any claim made by a third party against Allied): any losses resulting from Allied's, or any of Allied's United Kingdom Affiliate's (i) inability to raise or delay in raising sales invoices (ii) inability to collect or delay in collecting cash, (iii) inability to pay or delay in paying employees, and (iv) breach of its statutory or regulatory obligations.

10.3	Subject to Clauses 9.1 and 10.1 and 10.2 and notwithstanding anything else in this Agreement either Party's total aggregate liability to the other with respect to this Agreement in contract, tort (including negligence or breach of statutory duty) or otherwise arising in connection with this Agreement shall be limited to £3 million (three million pounds).

10.4	Except for actions for non-payment or infringement or breach of confidentiality obligations or proprietary rights no action, regardless of form, arising out of this Agreement may be brought by either Party more than six (6) years after the facts giving rise to the cause of action have occurred, regardless of whether those facts by that time are known to, or reasonably ought to have been discovered by the claimant.

11.	ASSIGNMENT/SUB-CONTRACTORS

11.1	Save in respect of any assignment by Allied to an Allied Affiliate and save in respect of any assignment by AKC to an entity that is a direct or indirect subsidiary of Atos Origin S.A., neither Party shall be entitled to assign, transfer or otherwise dispose of the benefit or the burden of this Agreement without the other Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

11.2	AKC is permitted to sub-contract the software development and training parts of the Services and further any non-material part of its obligations under this Agreement without the consent of Allied. Subject to the foregoing, AKC may only sub-contract any other material part of its obligations under this Agreement with the prior written consent of Allied. Notwithstanding the foregoing AKC shall not be relieved from any of its liabilities or obligations hereunder by engaging the sub-contractor; and shall be and remain solely responsible for all and any payments to be made to any of its sub- contractors.

12.	INDEPENDENT CONTRACTORS

Nothing in this Agreement shall be construed as establishing or implying any partnership or joint venture between the Parties, and nothing in this Agreement shall be deemed to constitute either of the Parties as agent of the other or authorise either Party to bind the other or to make the other liable in respect of any agreement, act or statement.

13.	THIRD PARTY RIGHTS

Nothing in this Agreement shall confer, or is intended to confer, on any third party any benefit or the right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999, except in respect of Allied's United Kingdom Affiliates. However, the Parties to this Agreement may rescind, vary, amend or terminate this Agreement without the consent of any of Allied's United Kingdom Affiliates, notwithstanding that any of Allied's United Kingdom Affiliates may have relied on, or indicated assent to, any term of this Agreement.

14.	CHANGE CONTROL

14.1	Before Final Acceptance of the System, Allied shall be entitled to request changes to the Services, the Specification or the System. In the event Allied wishes such changes, Allied shall furnish AKC with a description of the changes sought ("Change Request"), in sufficient detail to permit AKC to develop a proposal ("Proposal") for Allied's consideration.

14.2	On its receipt, AKC shall review the Change Request and, if and as required from time to time, AKC may request additional information from Allied in respect of such Change Request.

14.3	AKC shall prepare and submit a Proposal to Allied within five (5) days (or such longer time as the Parties may agree in the event that the Change Request is complex or the preparation of the Proposal will adversely impact AKC's obligations under this Agreement) setting out price (if any), delivery and other relevant provisions which arise out of the

Change Request. Any pricing in respect of Change Requests will be based on the rates for Change Requests set out in Schedule G. No charge shall be made in respect of any Change Request to the extent that the Change Request arises as a result of a breach by AKC of this Agreement.

14.4	On receipt of AKC's Proposal, Allied shall have fourteen (14) days in which to notify AKC of its acceptance of the Proposal. Failure to accept the Proposal within this period shall be deemed to be rejection of AKC's Proposal.

14.5	If the Proposal is accepted by Allied, AKC and Allied shall execute a schedule to be appended to this Agreement containing the Change Request, the Proposal and full provisions with respect to the delivery, installation, acceptance testing, cost and payment terms of such changes and any other relevant terms, and the Parties shall comply with their respective obligations in respect of such changes. The terms of this Agreement shall apply, mutatis mutandis, to the performance of Change Request to the extent that they are not amended by the Parties in that schedule.

15.	SUPPORT

15.1	AKC shall not provide support and maintenance services under this Agreement except for:

15.1.1	the limited post production support provided as part of the Services and described in Schedule A;

15.1.2	support for the Equipment listed in Schedule B which shall be procured by AKC on behalf of Allied from Hewlett Packard Limited for a three year period with effect from the date of delivery of the Equipment, on the terms which are attached at Annex 2;

15.1.3	technical support for the Oracle Software licences and modules listed in table B1 of Schedule B, which shall be procured by AKC on behalf of Allied for a three year period ending on 25th November 2005, under Oracle's technical support policies (the current version of which is set out at
http://oracle.com/support/index.html?policies.html, and which are subject to change and may contain additional terms, all such terms of which shall take precedence in the event of conflict over the terms of this Agreement). The Parties acknowledge that AKC procured an undertaking from Oracle to provide such support prior to the date of this Agreement and that the three year period commenced in November 2002. In respect of the year 26th November 2003 to 25th November 2004 and the year 26th November 2004 to 25th November 2005, the sum of £176,000 per annum in payment for these support services will be invoiced by Oracle and paid direct to Oracle by Allied. No payments are due to AKC in respect of the Oracle support services procured pursuant to this Clause.

15.2	To the extent that Allied requests that AKC procures on behalf of Allied any technical support services in relation to any upgrade or change to the Software licences and modules listed in table B1 of Schedule B, or the Equipment listed in table B2 of Schedule B (including for the avoidance doubt increases in the number of users) then this shall be dealt with through the change control process set out in Clause 14. No Updates in relation to the Custom Software, will be provided except as may be agreed through the change control process set out in Clause 14.

16.	DISPUTE RESOLUTION

16.1	If during the term of this Agreement a dispute arises relating to this Agreement or any related matter and the Parties cannot reach agreement, the unresolved matter will in the first instance be escalated internally to the Finance Director for Allied and the Managing Director who is designated as the CIM Consulting Industry Leader for AKC. In the event that the matter is not resolved at this first escalation the matter shall be referred as soon as reasonably possible to the Chief Executive Officer for Allied and the Managing Director who is designated as the Head of UK Consulting for AKC.

16.2	If after a period of 14 days following the final referral under Clause 16.1 the dispute has not been resolved, the parties shall participate in mediation to try to resolve the dispute. The mediator shall be selected by agreement of the parties or failing agreement shall be chosen at the request of either party by the Centre for Dispute Resolution. The mediation shall be held as soon as reasonably practicable at a suitable neutral venue and shall be attended by personnel of each party sufficiently senior to reach a resolution of the dispute.

16.3	Nothing in this Clause 16 will restrict, at any time while the above dispute resolution procedures are in progress or before or after they are invoked, either Party's freedom to commence legal proceedings.

17.	NOTICES

17.1	All notices shall be given in writing at the addresses specified in Clause17.2, and be delivered by hand or sent by or first class post. Any notice delivered or sent as the case may be by (i) hand shall be deemed to have been served at the time of delivery; and by (ii) first class post shall be deemed to have been served two (2) Business Days after posting; provided that where in the case of delivery by hand such delivery or transmission occurs either after Normal Working Hours on a Business Day or on a day other than a Business Day service will be deemed to have occurred at 10 am on the following Business Day (such times being local time at the address of the recipient).

17.2	For the purposes of this Clause, the addresses are as follows:

For Allied	For AKC
For the attention of: Chief Finance Officer	For the attention of The Head of Commercial and Corporate Affairs
Address: Allied Healthcare (UK) Limited a Stone Business Park, Brooms Road, Stone, Staffs ST15 OTL	Address: 45 Pall mall, Times Place, London SW1Y, 5JG
Copy to: Tim Manasseh
Address: 10th Floor, 1 Canada Square, Canary Wharf, London, E14 5AB
or such other address as may be notified in writing from time to time by the relevant Party to the other Party.

18.	CHARGES

18.1	In consideration of AKC performing its obligations under this Agreement, Allied shall pay the Charges in accordance with Schedule G and such charges shall be fixed unless varied in accordance with this Agreement.

18.2	The Charges set out in Schedule G and other charges hereunder are exclusive of all Sales Tax.

18.3	Invoices will be issued by AKC in accordance with Schedule G and shall contain sufficient information to enable Allied to verify the Charges included in them. Payment shall be made by Allied within thirty (30) days after receipt of an undisputed invoice containing such information. AKC may apply a late payment charge of one (1)% per annum above Barclays Bank's base rate on any overdue amount which is unpaid for thirty (30) days or more.

19.	TERMINATION

19.1	Either Party may immediately at any time by notice in writing terminate this Agreement (in whole or in part) as from the date of such notice if the other Party:

19.1.1	is unable to pay its debts when they fall due or becomes insolvent;

19.1.2	enters into or proposes to enter into any compromise or arrangement with its creditors, or convenes any meeting of its creditors, commits any act of bankruptcy or is subject to an order or a resolution for its liquidation, administration, winding up or dissolution (other than for the purposes of a solvent amalgamation or reconstruction);

19.1.3	has a liquidator, receiver, administrator, investigator, statutory manager or similar officer appointed over any or all or any substantial part of its assets; or

19.1.4	ceases to carry on or threatens to cease to carry on all or substantially all of its business or is deemed to be unable to pay its debts.

19.2	Either Party may at any time by notice in writing to the other Party terminate this Agreement (in whole or in part) immediately if the other Party is in:

19.2.1	material or persistent breach of this Agreement where such breach is incapable of remedy; or

19.2.2	material or persistent breach of this Agreement where such breach was capable of remedy and the defaulting Party shall have failed to remedy such breach within 30 Business Days of receiving written notice of such breach (such request to contain a warning of such Party's intention to terminate).

19.3	Allied may terminate this Agreement at any time upon giving not less than thirty (30) Business Days' written notice to AKC.

19.4	Termination in accordance with this Clause 19 shall not prejudice or affect any right of action or remedy or liabilities of either Party which shall have accrued or shall thereafter accrue to the non-defaulting Party nor shall it affect the Clauses in this Agreement which are expressly or by implication intended to continue in force on or after termination or expiry of this Agreement (or, for the avoidance of doubt the provisions of Clause 6 and licences granted thereunder).

20.	CONSEQUENCES OF TERMINATION

20.1	Upon termination of this Agreement by AKC in accordance with Clause 19.1 or 19.2, or by Allied in accordance with Clause 19.3, Allied shall pay AKC its costs on a time and materials basis at AKC's rates specified in Schedule G for all work carried out (and not yet invoiced) by AKC under the Agreement up to the date of termination together with the reasonable cost of materials and goods ordered by AKC in relation to Services to be supplied under the Agreement for which AKC has paid or is legally bound to pay; and any cancellation charges and/or other payments which AKC is contracted to make to its contractors; and the reasonable cost of removal from the Allied Location of any property of AKC. AKC shall use its reasonable endeavours to minimise such costs and other amounts. AKC shall not be entitled to claim any other loss, damage, cost or expense from Allied in relation to the early termination of this Agreement.

20.2	Upon termination of this Agreement by Allied in accordance with Clauses 19.1 or 19.2 Allied shall not be liable to make any further payments to AKC except for those Charges which were eligible to be invoiced by AKC in accordance with Clause 18.3 at the date of termination and AKC shall provide Allied with any Custom Software or other Deliverables that it has developed at the date of termination.

20.3	Upon the termination or expiry of this Agreement each Party shall return to the other Party, all property belonging to the other Party then in its possession, including work-in progress and media on which Intellectual Property Rights of the other Party are stored, but excluding any property comprising or containing materials that are subject to a continuing licence under Clause 6 and make such property available for collection by the other within a reasonable time but in no event later than twenty-eight (28) days after termination.

21.	CONFIDENTIAL INFORMATION

21.1	Each Party who receives Confidential Information (the "Receiving Party") of the other Party (the "Disclosing Party") shall hold such Confidential Information in trust and confidence for and on behalf of the Disclosing Party and shall not use (other than for the purpose of performing obligations under this Agreement) or copy or disclose to any third party any Confidential Information so received, except where:

21.1.1	expressly authorised to do so by the Disclosing Party; or

21.1.2	disclosure is required by law, provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to object or obtain a protective order requiring that the relevant Confidential Information be used only for the purposes for which the order was issued.

21.2	Each Party shall take appropriate action by instruction, agreement or otherwise to ensure that its directors, officers, employees, agents and sub-contractors are required to keep confidential all Confidential Information of the other Party which is disclosed to or comes into the possession of any of them. Confidential Information shall remain the property of the Disclosing Party.

21.3	For greater certainty, the Parties acknowledge that the System, Custom Software, Consultant Materials, Software, Documentation, Specification and Implementation Plan contain Intellectual Property Rights, trade secrets, proprietary and Confidential Information of Allied, AKC and third parties and are and shall remain the property of either Allied or AKC or such third parties, subject only to the express rights granted under this Agreement. Accordingly, and in addition to its other obligations, the Parties shall keep confidential the Software, Documentation, Specification and Implementation Plan and, in the case of AKC, the Custom Software and in the case of Allied, the Consultant Materials and limit access to the same to those of its employees, directors, agents and sub-contractors who have a need to know and then only to the minimum extent required to fulfil his/her responsibilities in accordance with this Agreement or as permitted under the licences granted under Clause 6. The Parties shall inform all relevant employees that the Software, Documentation, Specification and Implementation Plan and, in the case of AKC, the Custom Software and, in the case of Allied, the Consultant Materials constitute Confidential Information of Allied or AKC or third parties and that all Intellectual Property rights therein are the property of Allied or AKC or third parties and the Parties shall take all such steps that it takes with its own Confidential Information of similar business importance to ensure compliance by its employees with the provisions of this Clause 21.

22.	DATA PROTECTION

22.1	Each Party agrees that, in the performance of its respective obligations under this Agreement, it shall comply with the provisions of the Data Protection Act 1998 (the "1998 Act") to the extent it applies to each of them. Where used in this Clause 17, the expressions "process" and "personal data" shall bear their respective meanings given in the 1998 Act.

22.2	AKC shall not process any personal data provided or made available to AKC by Allied or its Affiliates in connection with this Agreement ("Data") for any purpose other than that which is strictly necessary for the performance of its obligations under this Agreement. Without prejudice to the foregoing, AKC shall not damage, alter, disclose, lose or destroy any Data unless instructed to do so in writing by Allied.

22.3	AKC agrees and warrants that:

22.3.1	it will process the Data only on behalf of Allied and its Affiliates and in compliance with Allied's reasonable instructions and this Agreement;

22.3.2	it will not transfer any Data outside of the European Economic Area;

22.3.3	it has no reason to believe that any applicable laws prevent it from fulfilling the instructions received from Allied and AKC's obligations under this Agreement;

22.3.4	it will take appropriate organisational and technical measures against unauthorised or unlawful processing of Data and against accidental loss or destruction of, or damage to, Data;

22.3.5	it shall promptly notify Allied of:

(i)	any legally binding request for disclosure of the Data by a law enforcement authority unless otherwise prohibited (such as a prohibition under criminal law to preserve the confidentiality of a law enforcement investigation);

(ii)	any accidental or unauthorised access to the Data of which AKC becomes aware; and

(iii)	any request received directly from the Data subjects without responding to that request, unless authorised to do so;

22.3.6	it will deal promptly and properly with all reasonable inquiries from Allied relating to the processing of the Data; and

22.3.7	upon receiving reasonable notice and during Normal Working Hours, it will submit its data processing facilities and procedures for audit of the processing activities covered by this Agreement which shall be carried out by Allied or an inspection body selected by Allied composed of independent members and in possession of the required professional qualifications bound by a duty of confidentiality.

22.4	Without prejudice to the foregoing, AKC shall ensure that only those of its personnel expressly authorised to have access to Data for the purpose of performing AKC's obligations under this Agreement shall have access to Data and that each such personnel undertakes to abide by the obligations of AKC regarding Data and contained in this Agreement.

22.5	Each Party warrants to the other that it holds and has complied with the notification provisions of the 1998 Act (or that it is deemed to have so complied by virtue of paragraph 2 of Schedule 14 to the 1998 Act) in respect of its respective obligations under this Agreement and that performance of its respective obligations hereunder shall not breach or contravene such notification.

23.	FORCE MAJEURE

Neither Party shall be liable for any delay in performing obligations or for failure to perform obligations (other than the payment of any monies) if the delay or failure results from any act of God, governmental act, war, fire, flood, explosion, civil commotion or analogous event, provided the Party prevented from rendering performance notifies the other Party immediately and in detail of the commencement and nature of such cause and the probable consequences thereof, and provided further that such Party uses its reasonable efforts to render performance in a timely manner utilising to such end all resources reasonably required in the circumstances, including obtaining supplies or services from other sources of the same if reasonably available, save that, if the delay exceeds 3 months the other Party shall have the right to terminate this Agreement on giving to the other 30 days' written notice.

24.	WAIVER AND REMEDIES

24.1	No failure or delay by either Party in exercising any of its rights or remedies under this Agreement shall operate as a waiver of those rights or remedies. No right or remedy of either Party under this Agreement will be deemed to be waived unless the waiver is in writing and signed by an authorised representative of each Party.

24.2	No waiver of any breach of this Agreement is a waiver of any other or subsequent breach.

24.3	Unless otherwise expressly stated under this Agreement, the Parties' rights under this Agreement may be exercised separately, concurrently and as often as necessary and are cumulative and not exclusive of, or prejudicial to any rights or remedies provided by law or this Agreement.

25.	AMENDMENTS

No amendment to this Agreement will be effective unless it is agreed in writing and signed by the authorised representatives of both Parties.

26.	PUBLICITY

No publicity release or announcement relating to the terms or existence of this Agreement or the activities of Allied or AKC under this Agreement may be made by either Party without the other Party's prior written consent, save that (i) AKC may refer in writing or otherwise to Allied as a client of AKC for the purposes of marketing or publicising or selling its services and may disclose that it has performed work (including the Services) for Allied, in which event it may indicate only the general nature or category of such work (or of the Services) and any details which have properly entered the public domain and (ii) Allied may refer in writing or otherwise to its intention to implement or implementation of a new IT system and/or Oracle software and/or to AKC as the supplier of services to it in relation to that system/software.

27.	NON SOLICITATION

During the term of this Agreement and for a period of six (6) months thereafter a Party shall not directly or indirectly solicit or seek to procure the services of an employee of the other Party who was at the time of such action directly involved with the Services without the prior consent of the other Party. Notwithstanding the foregoing either Party shall be at liberty to employ or engage such persons as a result of any public advertisements or public recruitment campaigns.

28.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and, subject to Clause 8.6, supersedes all prior communications, representations, warranties, stipulations, undertakings and agreements between the Parties concerning the subject matter hereof. Nothing in this Clause shall, however, operate to limit or exclude the liability of either Party for any fraudulent misrepresentation on which the other Party has relied in entering into this Agreement.

29.	SEVERABILITY

29.1	If any provision of this Agreement is found by any court, tribunal or administrative body of competent jurisdiction to be illegal, unenforceable or invalid for any reason, provided that the intent of the Parties is preserved to the fullest possible extent, that provision will be deemed to be modified to the extent required to remedy the illegality, unenforceability or invalidity.

29.2	If it is not possible to remedy the illegality, unenforceability or invalidity, that provision is to be severed from this Agreement and the remaining provisions of this Agreement will otherwise remain in full force.

30.	SURVIVAL

The expiry or termination of this Agreement will be without prejudice to the rights and obligations of either Party existing prior to expiry or termination. The Clauses in this Agreement that expressly or impliedly have effect after expiry or termination will continue to have effect notwithstanding expiry or termination.

31.	GOVERNING LAW

This Agreement is governed by the laws of England and Wales, and the Parties submit to the exclusive jurisdiction of the Courts of England and Wales.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorised representatives on the date first above written.

Signed for and on behalf of Allied Healthcare (UK) Limited

By: /s/ Sarah Ladd Eames

Name: Sarah Ladd Eames

Title: CEO, President, COO

Signed for and on behalf of Atos KPMG Consulting Limited

By: /s/ Tim Manasseh

Name: Tim Manasseh

Title: Managing Director